Exhibit 10.10

THRYV HOLDINGS, INC.
2020 INCENTIVE AWARD PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
NON-EMPLOYEE DIRECTOR

This Stock Option Agreement (this “Agreement”), dated as of [________], 20201, sets forth the terms and conditions of the grant by Thryv Holdings, Inc.,  a Delaware corporation (the “Company”) to the Participant (as set forth below) of an option to purchase a number of shares of Stock (the “Shares”) as set forth below (the “Option”) pursuant to the Company’s 2020 Incentive Award Plan, as may be amended from time to time (the “Plan”).  The Option is subject to all of the terms and conditions set forth in this Agreement as well as in the Plan (the terms of which are incorporated herein by reference).  Unless otherwise defined herein, the terms defined in the Plan will have the same meanings in this Agreement.

Name of Participant:
Grant Date:	[2]
Exercise Price per Share:	[3]$
Total Number of Shares Subject to the Option:	55,556
Type of Option:	Non-qualified Option
Expiration Date:	[4]
Vesting Commencement Date:	Same as Grant Date
Vesting Schedule:
This Option shall be exercisable, in whole or in part, according to the following schedule:  in equal annual installments over a 4-year period, with twenty-five percent (25%) vesting on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date, subject to the Participant’s Continuous Service on each applicable vesting date.

1.            Option Grant.

(a)          Grant; Exercise Price; Type of Option.  Pursuant to this Agreement, the Company hereby grants to the Participant an Option under the Plan to purchase the total number of Shares indicated above, at the Exercise Price per Share as set forth above.  The Option is being granted pursuant to the terms of the Plan.  The Option is intended to be a Non-Qualified Stock Option and not an Incentive Stock Option within the meaning of Code Section 422.

(b)          Consideration; Subject to Plan.  The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan.

1.	NTD: Date to be the same as the grant date.

2.	NTD: To be the 10th trading day after the re-listing date.

3.	NTD: To be the VWAP of common stock in the 10 days prior to (and including) the date of grant.

4.	NTD: To be the 10-year anniversary of date of grant.

2.            Exercise Period; Vesting.

(a)          Vesting Schedule.  The Option will become vested and exercisable in such amounts and at such times as set forth above.  To the extent the Option has become exercisable, the Participant may exercise the Option to purchase all or any part of such Shares at any time on or before the date the Option expires or terminates.  However, the Option shall not be exercisable with respect to fractional Shares.  The unvested portion of the Option will not be exercisable on or after the Participant’s termination of Continuous Service.

(b)          Expiration.  The Option will in all events expire on the Expiration Date as set forth above.  However, the Option may terminate prior to the Expiration Date as provided in Section 3 of this Agreement.

3.            Termination of Continuous Service.

(a)          General Provisions.  If the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified below, the Option shall terminate. In no event may any Option be exercised after the Expiration Date.

(b)          Termination other than Upon Disability or Death or for Cause.  In the event of termination of a Participant’s Continuous Service other than under the circumstances set forth in Sections 3(c) through (e) below, such Participant may exercise any outstanding Option at any time within ninety (90) days following such termination to the extent the Participant is vested in such Option (but in no event beyond the Expiration Date). The unvested portion of any outstanding Option held by such Participant shall immediately terminate upon the termination of the Participant’s Continuous Service.

(c)          Disability.  In the event of termination of a Participant’s Continuous Service as a result of his or her Disability, such Participant may exercise any outstanding Option at any time within six (6) months following such termination (but in no event beyond the Expiration Date) to the extent the Participant is vested in such Option. The unvested portion of any outstanding Option held by such Participant shall immediately terminate upon the termination of the Participant’s Continuous Service.

(d)          Death.  In the event of the death of a Participant during the period of Continuous Service since the date of grant of any outstanding Option, or within ninety (90) days following termination of such Participant’s Continuous Service (other than for Cause), the Option may be exercised by the Participant’s Beneficiary, at any time within six (6) months following the date of death or, if earlier, the date the Participant’s Continuous Service terminated (but in no event beyond the Expiration Date), but only to the extent the Participant is vested in such Option. The unvested portion of any outstanding Option held by such Participant shall immediately terminate upon the termination of the Participant’s Continuous Service.

(e)          Termination for Cause.  In the event of termination of a Participant’s Continuous Service for Cause (which includes, for the avoidance of doubt, the removal of Participant from the Board for Cause), any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon first notification to the Participant of termination of the Participant’s Continuous Service for Cause. If a Participant’s Continuous Service is suspended pending an investigation of whether the Participant’s Continuous Service will be terminated for Cause, all the Participant’s rights under any Option, including the right to exercise the Option, shall be suspended during the investigation period.

(f)          Extension of Termination Date.  If following the Participant’s termination of Continuous Service for any reason, the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system or Shares may not be purchased due to any Company insider trading policy (including blackout periods), then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirement, but in no event beyond the Expiration Date.

(g)          Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of termination of the Participant’s Continuous Service, and its determination shall be final, conclusive and binding upon the Participant.

4.            Exercise.

(a)          Manner of Exercise.  The Participant may exercise the Participant’s Option by giving written notice to the Company such form of exercise acceptable to, or required by, the Company of the number of Shares desired to be purchased.  The notice must be emailed to Jennifer.sloan@thryv.com and mailed to the Company at its headquarters office (currently 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX 75261); Attention: Jennifer Sloan, Sr Manager Executive & Broad-based Compensation.  The notice must be accompanied by tender in full of the exercise price, in cash (including check, bank draft, money order, or wire transfer to the order of the Company).  The Participant may also exercise, at the Company’s discretion, the Participant’s Option by payment of the exercise price in shares of Stock, by delivery of the documents necessary to arrange for payment of the exercise price by means of a broker-assisted cashless exercise, or by a net share exercise, subject to the terms and conditions set forth in Sections 4(b)(i), (ii) and (iii) below.  Except as provided in Section 5 below, the Participant’s Option will be deemed exercised on the date the Exercise Agreement or other notice of exercise acceptable to the Company (with accompanying payment of the exercise price) is hand delivered or, if mailed, postmarked.  The Shares that the Participant receives upon exercise of the Option may consist of authorized but unissued shares or treasury shares of the Company, as determined from time to time by the Board.

(b)          Satisfaction of Exercise Price other than with Cash.

i.          Payment in Stock.  If the Committee has authorized payment in Stock and the Company is subject to the reporting requirements of the Exchange Act and the Stock is publicly traded at the time of the Participant’s exercise, the Option may be exercised by the delivery of shares of Stock which the Participant has owned for at least six (6) months (or such other period as may be required by the Committee in order to avoid adverse accounting consequences).  Such shares of Stock will be valued at their Fair Market Value (as defined in the Plan) at the close of trading on the date of exercise.  The stock certificates for the shares of Stock the Participant delivers in payment of the exercise price must be duly endorsed or accompanied by appropriate stock powers.  Only stock certificates issued solely in the Participant’s name may be delivered.  Only whole shares of Stock may be delivered.  Any portion of the exercise price in excess of the Fair Market Value of a whole number of shares of Stock must be paid in cash.  If a certificate delivered in exercise of the Participant’s Option evidences more shares of Stock than are needed to pay the exercise price, an appropriate replacement certificate will be issued to the Participant for the excess shares of Stock.

ii.          Broker-Assisted Cashless Exercise.  If the Committee has authorized broker-assisted cashless exercise and the Company is subject to the reporting requirements of the  Exchange Act and the Stock is publicly traded at the time of the Participant’s exercise, the Participant may exercise the Option by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise.

iii.          Net Share Exercise.  If the Committee has authorized net exercise, the Participant may exercise the Participant’s Option by delivering to the Company a written exercise notice (on such form acceptable to the Company) that directs the Company to withhold a sufficient number of the shares of Stock acquired upon exercise to satisfy the aggregate exercise price and tax withholding obligation with respect to the shares of Stock to which the Option is being exercised.  For purposes of this provision, the shares of Stock applied to satisfy the exercise price and withholding obligation shall be valued in the same manner as provided under Section 4(b)(i).

5.            Securities Law Compliance.  In no event may the Participant exercise the Option unless the Shares issuable upon exercise of the Option are then registered under the Securities Act or, if not registered, the Company has determined that the exercise and issuance of the Shares would be exempt from the registration requirements of the Securities Act.  The exercise of the Option also must comply with all other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Company determines that such exercise would not be in compliance with such laws and regulations.

6.            Taxes.The Participant is ultimately liable and responsible for all taxes owed in connection with this Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with this Option.

7.            Non-transferability of Option.  Except to the extent otherwise permitted and approved by the Committee (after taking into account applicable securities laws), the Option may be exercised only by the Participant, and may not be assigned, pledged, or otherwise transferred by the Participant, with the exception that in the event of the Participant’s death the Option may be exercised (at any time prior to its expiration or termination) by the Participant’s Beneficiary.

8.            Adjustment in Certain Events.  The Shares subject to the Option may be adjusted or terminated in any manner as contemplated by Section 9(d) of the Plan.

9.            No Guarantee of Continued Service.  The grant of this Option does not constitute an assurance of continued service for any period or in any way interfere with the Company’s right to terminate the Participant’s Continuous Service or to change the terms and conditions of the Participant’s Continuous Service.

10.          Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office (currently 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX 75261; Attention: Jennifer Sloan, Sr Manager Executive & Broad-based Compensation) with a copy emailed to the attention of Jennifer Sloan, Sr Manager Executive & Broad-based Compensation (Jennifer.sloan@thryv.com), and to the Participant at the address reflected or last reflected on the records of the Company.  Any notice shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage and registry or certification fee prepaid) in a government post office of mailbox or sent by nationally recognized overnight courier, and a copy of such notice shall be emailed.  Any such notice shall be given only when received, but if the Participant is no longer providing services to the Company, the notice shall be deemed to have been duly given five (5) business days after the date mailed in accordance with this Section 10 (or, if sent for overnight delivery by a nationally recognized overnight courier, on the next business day).

11.          Plan.  The Option and all of the Participant’s rights under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference.  The Participant agrees to be bound by the terms of the Plan and this Agreement.  The Participant acknowledges having read the Plan and this Agreement.  If any of the terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall be controlling.

12.          Administration.  The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan.  Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.

13.          Entire Agreement; Amendment.

(a)          Entire Agreement.    This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

(b)          Amendment.  The Committee may from time to time amend the terms of this grant or the rules and regulations governing this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to the Participant can be made without the Participant’s written consent.  The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board at any time.  However, no amendment, termination or discontinuance of the Plan will unfavorably affect this Option.

14.          Effect of this Agreement.  This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

15.          Governing Law; Arbitration; Severability; Miscellaneous.

(a)          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof that would give effect to the law of another state.

(b)          Construction.  The language of all parts of the Plan and this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(c)          Limited Rights.  The Participant shall have no rights as a stockholder of the Company with respect to the Option.  The Participant’s rights with respect to the Shares delivered upon exercise of the Option after the date of such issuance are subject to the terms and conditions set forth herein.

(d)          Severability.  If it is determined that any portion of this Agreement or the Plan is in violation of any statute or public policy, then only the portions of this Agreement or the Plan, as applicable, that violate such statute or public policy shall be stricken, and all portions of this Agreement and the Plan that do not violate any statute or public policy shall continue in full force and effect.  Furthermore, it is the parties’ intent that any court order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

(e)          Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)          Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g)          Death or Disability.  References herein to obligations applicable to the Participant as an optionee (excluding, for purposes of clarity, the requirement that all services that are a precondition to vesting and exercisability of the Option be performed by the Participant) shall include references to the Participant’s Beneficiary or personal representative if the Participant dies or becomes incapacitated.

(h)          Further Assurances.  Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(i)           Data Privacy.  The Participant expressly consent to the collection, use and transfer, in electronic or other form, of the Participant’s Data by and among the Company, its Subsidiaries and Affiliates, and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing participation in the Plan, as further described in Section 9(u) of the Plan.  Through acceptance of the Option, the Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Affiliates and Subsidiaries or the Participant may elect to deposit any Shares.  The Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first set forth above.

THRYV HOLDINGS, INC.	PARTICIPANT

By:	Signature:
Name: Paul Rouse
Title: EVP, Chief Financial Officer	Name:

Email:

Date:

Address: